Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDTECH ACQUISITION CORPORATION

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(f)(2)(3)	24,800,000(1)(2)	$0.000333	$8,266.67(3)	0.0001102	$0.91
Total Offering Amounts				-	$8,266.67	-	$0.91
Total Fee Offsets				-	-	-	$-
Net Fee Due				-	-	-	$0.91

(1)

In connection with the consummation of the business combination described herein (the “Business Combination”), MedTech Acquisition Corporation (“MTAC”) will amend and restate its amended and restated certificate of incorporation and reclassify its existing Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, as a single class of common stock, par value $0.0001 per share (“Common Stock”), which will be the only class of common stock outstanding at the time of closing of the Business Combination. The number of shares of Common Stock, par value $0.0001 per share (“Common Stock”) being registered represents (i) 22,000,000 shares of Common Stock that will be issued to the equityholders of TriSalus Life Sciences, Inc. (“TriSalus”) in connection with the Business Combination as defined and described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”); and (ii) up to 2,800,000 shares of Common Stock reserved for issuance upon the exercise of options to purchase TriSalus common stock that are outstanding prior to the consummation of the Business Combination, which will convert into options to purchase Common Stock in accordance with the terms of the Merger Agreement described herein.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. TriSalus is a private company, no market exists for its securities, and TriSalus has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of TriSalus shares is one-third of the aggregate par value of the TriSalus shares expected to be exchanged in the Business Combination.